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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JUNE 30, 2005

                         YORK INTERNATIONAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                         1-10863                13-3473472
(STATE OR OTHER JURISDICTION           (COMMISSION             (IRS EMPLOYER
      OF INCORPORATION)                FILE NUMBER)          IDENTIFICATION NO.)


631 SOUTH RICHLAND AVENUE, YORK PA                                  17403
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                         (ZIP CODE)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE            (717) 771-7890






CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

[ ] WRITTEN COMMUNICATIONS PURSUANT TO RULE 425 UNDER THE SECURITIES ACT (17 CFR
    230.425)

[ ] SOLICITING MATERIAL PURSUANT TO RULE 14A-12 UNDER THE EXCHANGE ACT (17
    CFR 240.14A-12)

[ ] PRE-COMMENCEMENT COMMUNICATIONS PURSUANT TO RULE 14D-2(b) UNDER THE
    EXCHANGE ACT (17 CFR 240.14D-2(b))

[ ] PRE-COMMENCEMENT COMMUNICATIONS PURSUANT TO RULE 13E-4(c) UNDER THE
    EXCHANGE ACT (17 CFR 240.13E-4(c))
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ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 30, 2005, York International Corporation ("YORK") entered into a $700 million Five Year senior unsecured revolving credit agreement (the "Credit Facility") with Citibank, N.A. as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Bank of Tokyo Mitsubishi Ltd., Bank of America, N.A., BNP Paribas, Nordea Bank Finland PLC, and Wachovia Bank, National Association as documentation agents, and a syndicate of 10 lenders . The Credit Facility, which is available to YORK for general corporate purposes, will terminate on June 30, 2010.

The maximum amount of borrowings that may be outstanding at any time in US dollars, euro or pounds sterling under the Credit Facility is $700 million. The Credit Facility also includes provisions to allow for the issuance of letters of credit and swing line borrowings. Letters of credit and swing line borrowings are limited to $200 million and $25 million, respectively. At YORK's election, any borrowing under the Credit Facility will bear interest either at the London interbank offered rate (LIBOR) plus an applicable margin based on YORK's credit rating or at the base rate dependent on YORK's credit rating. Swing line advances will be at the base rate. Euro and pounds sterling borrowings are available at an applicable margin above LIBOR based on YORK's credit rating. YORK is required to pay an annual facility fee of 0.15% on the amount of the lenders' aggregate commitments under the credit facility. YORK is also required to pay a utilization fee, initially equal to .125% per annum, applied to the outstanding balance when borrowings under the Credit Facility exceed 50% of the lenders' aggregate commitments. The Credit Facility provides that both the facility fee and the utilization fee will increase or decrease based on changes in the ratings of YORK's long-term senior unsecured debt. The Credit Facility includes usual and customary covenants for transactions of this type, including covenants limiting liens on assets of YORK and its subsidiaries, sale-leaseback transactions by YORK and certain of its subsidiaries.

The Credit Facility requires that YORK and its subsidiaries on a consolidated basis maintain a 3.5 ratio of EBITDA to net interest expense, as described and specified in the Credit Facility, and a ratio of net debt to capital, as described and specified in the Credit Facility equal to or below 50%. Both ratios will be measured at the end of each fiscal quarter for the 12-month period then ending.

YORK expects to utilize the Credit Facility for normal working capital requirements that will range from zero to approximately $300 million. In addition, the Credit Facility contains the ability for certain designated subsidiaries to borrow funds on a fully guaranteed basis. This provision may be utilized if, after concluding the analysis now underway, YORK elects to repatriate foreign earnings pursuant to the American Jobs Creation Act.

Events of default in the Credit Facility include payment defaults under the Credit Facility, failure to perform or observe terms, covenants or agreements included in the Credit Facility, default by YORK or its subsidiaries under other indebtedness with a principal amount in excess of $25 million, the occurrence of one or more judgments or orders for the payment by YORK or its subsidiaries of money in excess of $25 million that remain unsatisfied, incurrence by YORK or certain of its affiliates of ERISA liability in excess of $25 million, failure of YORK or a significant subsidiary to pay its debts as they come due, bankruptcy of YORK or a significant subsidiary, or person or group of persons acquiring 30% or more of YORK's voting stock (as defined in the Credit Facility). If an event of default occurs the lenders may terminate their commitments and declare all outstanding borrowings to be immediately due and payable.
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YORK has or may have had customary banking relationships with the other parties to the Credit Facility based on the provision of a variety of financial services, none of which are material individually or in the aggregate with respect to any individual party.

A copy of the Credit Facility is attached hereto as Exhibit 10.1 and is incorporated by reference into this Item 1.01. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the attached Credit Facility.



ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

As described in Item 1.01 above, YORK became obligated on a material direct financial obligation on June 30, 2005 pursuant to the Credit Facility. The response to Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 10.1 Five Year Credit Agreement (the "Credit Facility") with Citibank, N.A. as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Bank of Tokyo Mitsubishi Ltd., Bank of America, N.A., BNP Paribas, Nordea Bank Finland PLC, and Wachovia Bank, National Association as documentation agents, and a syndicate of 10 lenders.

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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            YORK INTERNATIONAL CORPORATION
                                            (REGISTRANT)


Date:  June 30, 2005                      By:   /s/  M. David Kornblatt
                                              ---------------------------------
                                              M. David Kornblatt,
                                              Vice President and
                                              Chief Financial Officer

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EXHIBIT INDEX

Exhibit 10.1 Five Year Credit Agreement (the "Credit Facility") with Citibank, N.A. as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Bank of Tokyo Mitsubishi Ltd., Bank of America, N.A., BNP Paribas, Nordea Bank Finland PLC, and Wachovia Bank, National Association as documentation agents, and a syndicate of 10 lenders.